Exhibit 11.1

ELECTRA BATTERY MATERIALS CORPORATION

CODE OF BUSINESS CONDUCT AND ETHICS

Adopted April 8, 2022

I.	PURPOSE

The interests of Electra Battery Materials Corporation (the “Company”) are best served when its employees, officers and directors adhere to the highest standards of business ethics.  The Company has created, and the board of directors (the “Board”) of the Company has adopted, this Code of Business Conduct and Ethics (this “Code”) to outline the ethical standards to which employees, consultants, officers and directors are expected to adhere while conducting business on its behalf.

The Company expects the exercise of reasonable judgment in the conduct of its business.  Employees, consultants, officers and directors are encouraged to refer to this Code regularly to ensure their decisions and actions are in accordance with both the letter and the spirit of the ethical standards it sets.  This Code does not attempt to provide precise ethical directions for dealing with the many complex situations and circumstances that arise in the conduct of the Company’s business.  Covered Persons (as defined below) should consult with the supervisor, officer or director managing, supervising or overseeing their work (the “Supervisor”) when attempting to apply the principles set out in this Code to particular situations.

This Code sets out the minimum ethical standards expected from employees, officers and directors in the conduct of the Company’s business and serves as a foundation for Company policies, procedures and guidelines, all of which provide additional guidance on expected behaviors.  This code is designed to promote integrity and deter wrongdoing.

The Company’s business practices will be compatible with the economic and social priorities of each location where it operates.  Although customs may vary by country and ethical standards may vary in different business environments, honesty and integrity must always characterize the Company’s business activities.  If a law conflicts with Company policies including this Code, employees, officers and directors are expected to comply with the law.  However, if a local custom, practice or policy conflicts with Company policy, the Company expects employees, officers and directors to act in compliance with its policies including this Code.

II.	GUIDING PRINCIPLES FOR COVERED PERSONS
●	Engage in honest and ethical conduct at all times.
●	Use your best judgment.
●	Act with integrity and treat people with respect.

Electra Battery Materials Corporation	Code of Business Conduct and Ethics

●	Avoid conflicts of interest.
●	Do not compete with the Company or use Company opportunities for personal gain.
●	Keep information confidential.
●	Deal fairly with people.
●	Use Company resources responsibly.
●	Help ensure the Company’s financial integrity.
●	Comply with applicable laws.
●	Report violations of this Code and illegal or unethical behavior without fear of retaliation.
●	Violations will result in disciplinary action or termination.
III.	POLICY

The Company expects its employees, consultants, officers and directors to adhere to the standards of business ethics set out in Schedule “A” of this Code.

Any employee, consultant, officer or director whose conduct does not adhere to the standards set out in Schedule “A” of this Code will be subject to disciplinary action.  Conduct which is flagrant, persistent, malicious, deliberate, illegal, criminal or injurious to the internal and/or external reputation of the Company (egregious conduct) will result in immediate suspension and/or termination.

All employees, consultants, officers and directors will be required annually to complete and sign a Compliance Acknowledgement Form (Schedule “B”) certifying he or she has received a copy of this Code, has reviewed it and is adhering to the standards of business ethics it sets out.  Providing false information on a Business Ethics Compliance Form is a violation of this Code and is subject to disciplinary action.

IV.	APPLICABILITY/SCOPE

This Code applies to all employees, consultants, officers, directors and other personnel that the Company may determine should be subject to this Code, such as contractors or consultants (each a “Covered Person”), while conducting business on behalf of the Company, while interacting with stakeholders or the public on the Company’s behalf, or while representing the Company formally or informally in any setting.

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V.	REPORT VIOLATIONS

Upon knowledge or suspicion of a violation of the law, this Code, any Company policy or any unethical or questionable act or behavior, immediately report the violation or suspected violation to the Supervisor, Chief Executive Officer or the Chair of the Audit Committee. Covered Persons should not investigate on their own as they may risk compromising the integrity of a formal investigation.

In cases where an individual reports a suspected violation of policy or law in good faith, the Company will keep its discussions and actions confidential in compliance with applicable law and regulation.  Each Covered Person is required to cooperate fully with any investigation. See the Whistleblower Policy for more detail.

VI.	REPORTING AND INVESTIGATION PROCEDURES
1.	Covered Persons have a duty to bring conduct which does not adhere to the standards set out in this Code to the attention of the supervisor of the perpetrator.
2.	Supervisors will immediately inform the Chief Executive Officer of conduct which does not adhere to the standards set out in this Code.
3.	In any circumstance in which conduct is egregious, the Chief Executive Officer will immediately suspend or terminate the perpetrator’s employment or appointment.
4.

The Chief Executive Officer or the Board of Directors may investigate matters referred to them under this policy and may assign the conduct of an investigation to individuals who are not Covered Persons.

5.	Employees and consultants whose conduct, while not egregious, fails to adhere to the standards set out in this Code will be disciplined in accordance with Company policies.
6.	Officers and directors whose conduct, while not egregious, fails to adhere to the standards set out in this Code will be disciplined in accordance with Company policies.
7.

Supervisors will annually circulate, collect and keep on file Compliance Acknowledgement Forms for all employees, officers or directors whose work they manage, supervise or oversee and send a copy to head office.

Retaliation against anyone for reporting or participating in good faith in any investigation of any possible violation of the law, this Code, any Company policy or any unethical or questionable act or behavior is strictly prohibited.  Please see the Whistleblower Policy for more detail.  Any retaliation should be reported as described above.

VII.	CONSEQUENCES FOR VIOLATIONS

Any violation of this Code, including fraudulent reports, may result in disciplinary action including termination of employment for cause or termination of service and, if warranted, legal proceedings.  Violations include violation of this Code or another Company policy or procedure, violation of applicable laws, rules or regulations, deliberate failure to promptly report a violation or withhold

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relevant information concerning a violation, refusal to cooperate in the investigation of a known or suspected violation without valid legal reason or taking action against anyone who reports a violation or breach of any of the above.

The Board may, from time to time, permit departures from the terms hereof, either prospectively or retrospectively, and no provision contained herein is intended to give rise to civil liability to shareholders, competitors, employees or other persons, or to any other liability whatsoever.  For the avoidance of doubt, any waiver of this Code for directors and executive officers of the Company may be made only by the Board and must be publicly disclosed, along with the reasons for the waiver, in accordance with applicable U.S. stock exchange rules.

Under applicable Canadian securities laws, conduct by a director or officer that constitutes a material departure from this Code may constitute a material change that requires the filing of a material change report, which includes the date of the departure from this Code, the parties involved in the departure, the reason why the Board has not sanctioned the departure and any measures the Board has taken to remedy the departure.

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SCHEDULE “A”

Standards of Business Ethics

1.Conflicts of Interest

Avoid all conflicts of interest by always putting the Company’s interests first.  Each Covered Person shall ensure their judgment and ability to make decisions is not compromised and shall never use their position at the Company to serve personal interests or relationships.

A conflict of interest arises whenever actions are based on interests other than those of the Company or when a Covered Person, in the performance of Company duties, can reasonably be perceived as having personal or private interests which are in competition with the interests of the Company.  A conflict of interest exists even if the employee, consultant, officer or director sets aside the personal or private interest thereby ensuring no improper personal benefit is received.

A conflict of interest may exist when:

●	personal interests, or the interests of friends or family, interfere or appear to interfere with the Company’s interests;
●	Covered Persons have an incentive or opportunity to benefit at the Company’s expense; or
●	Covered Persons or their friends or family receive improper benefits or opportunities as a result of the person’s position at the Company.

A perceived conflict of interest occurs when an objective person might reasonably conclude that the private or personal interests of an employee, consultant, officer or director are in competition with the interests of the Company.

It is the responsibility of every Covered Person to:

●	recognize situations in which they have a conflict of interest, or might reasonably be seen by others to have a conflict;
●	disclose that conflict in writing to the supervisor or management of the Company as soon as it is identified; and
●	take such further steps as may be appropriate to remedy the actual or perceived conflict of interest.

Full disclosure allows for a determination as to whether a perceived conflict of interest exists and allows for the management of conflicts in a manner which protects the interests of the Company and the reputation of the employee, consultant, officer or director.

Do not use the Company’s opportunities, information or property for personal gain.

2.Confidential Information and Privacy

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Confidential information includes all non-public, technical, business, financial, joint venture, supplier, customer and the personal information of employees.

Covered Persons will not disclose or use confidential information other than as strictly required to conduct the Company’s business.  Similarly, Covered Persons will not use confidential information for personal gain, or to benefit any entity other than the Company.

Proprietary information (information belonging to other entities or persons which the Company has been given permission to use) will not be disclosed to others except as authorized by the entity or person from which the information was obtained.

The Company may collect, use and store personal information about its employees, contractors, customers, suppliers, associates and others in the course of its business activities.  The collection, use and disclosure of personal information are subject to legal requirements.  Those laws require that personal information in the Company’s control be reasonably secured and utilized only for the purposes for which it was collected or created.

Covered Persons will not reveal personal information for any purpose other than the purposes for which it was collected or created.  Covered Persons whose duties include the storage of personal information whether electronic or otherwise will secure the information in a manner that a reasonable person would consider appropriate in the circumstances.

3.Entertainment, Gifts and Favors

All suppliers, contractors, customers and others who seek to do business with the Company must have and be seen to have access on impartial and objective terms.  Business transactions must reflect the best interests of the Company.

Covered Persons will not accept entertainment, gifts or favours that compromise, or appear to compromise their ability to make objective, fair business decisions which further the interests of the Company.  Likewise, family members or close personal relations of Covered Persons will not accept entertainment, favours or gifts from any person or entity seeking to do business with the Company.

Covered Persons will not provide gifts or favours to any person or entity when those gifts or favours might reasonably be perceived as unfairly influencing a business interaction.

Gifts and entertainment may be accepted or offered only in the normal exchanges common to business relationships and should reflect the following guidelines.

The gift or entertainment:

●	is of token or non-material value;
●	can be easily reciprocated by the Company;
●	creates no sense of obligation;
●	occurs infrequently; and

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●	could be justified on a corporate expense statement.

Reasonable business lunches, the exchange of modest items between business associates, the presentation of small tokens of appreciation at public functions or the exchange of inexpensive mementos all fit within the guidelines.

Inappropriate gifts received by Covered Persons must be reported to the Supervisor and returned to the donor.  In some cultures or business settings the return of a gift is seen as offensive.  In such circumstances, Covered Persons will accept the gift on behalf of the Company, report the gift to the Supervisor and turn it over to the Company.

Full and immediate disclosure of gifts received to the Supervisor will be taken as good-faith compliance with this Code.

4.Use of Corporate Assets

Covered Persons must safeguard Company assets, including, but not limited to, supplies, equipment, information technology, data, information and money.

Covered Persons are entrusted with the care, management and cost-effective use of the Company’s assets and must not make use of such assets for personal benefit or purposes or for anything illegal, unethical or that would harm the Company if exposed publicly.  Company assets should only be used for legitimate business purposes.

Covered Persons must ensure all corporate assets assigned to their use are accounted for and maintained in good condition.  They must ensure Company assets are not misused, misappropriated, embezzled or stolen.  Corporate property will not be disposed except as authorized by the Company.

Any information sent, received or stored on any Company resources are not considered private.  The Company may access any of this information at any time, with or without the knowledge, consent or approval of a Covered Person.  When a Covered Person leaves the Company, they must return all Company resources.

5.Compliance with Laws

Covered Persons must act at all times in full compliance with both the letter and the spirit of legislative and regulatory requirements in the communities where they operate.  Covered Persons may not commit or condone an unethical or illegal act nor instruct another Covered Person or supplier to do so.

Covered Persons are expected to familiarize themselves with any laws and regulatory requirements which apply to the duties they carry out on behalf of the Company.  They are also expected to know the limits of their legal knowledge and appropriately seek advice from the Supervisor, or the Company’s Chief Financial Officer.

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If a Covered Person is charged or found guilty of a criminal offence that may have an impact on the Company, may affect the Company’s reputation or may affect their ability to perform their role at the Company, they must inform the Chief Financial Officer immediately.

1.

Corruption and Bribery.  Covered Persons must comply with all applicable anti-corruption and anti-bribery laws, including the Canadian Corruption of Foreign Public Officials Act and the U.S. Foreign Corrupt Practices Act.  See the Anti-Corruption Policy for more information.

2.

Harassment and Violence.  The Company is committed to building and preserving a safe and healthy working environment, and respecting everyone’s rights, culture, diversity and dignity.  The Company will not tolerate any act of harassment or violence against or by any covered person.

Discrimination or harassment of any kind, including discrimination or harassment on the basis of race, color, religion, veteran status, national origin, ancestry, sex, sexual orientation, gender identity or expression, age, family status, pardoned conviction, mental or physical disability or any other characteristic protected by law, is strictly prohibited.

3.

Competition.  Covered Persons must abide by competition and antitrust laws which generally prohibit the abuse of market power, predatory conduct intended to eliminate or exclude a competitor or arrangements that inhibit competition or restrain trade.

4.	Labor and Employment. Covered Persons will honor internationally accepted labor standards and support and respect the protection of human rights.
5.

Safety and the Environment.  The occupational health and safety of employees and other personnel and protecting and preserving the environment are priorities of the Company and are considered a fundamental aspect of corporate social responsibility.  All Covered Persons shall comply with environmental, health and safety laws and regulations in the countries in which the Company operates.

6.

Privacy.  The Company is committed to complying with privacy legislation which protects the privacy rights of employees and others.  Covered Persons who have access to personal information of others must ensure the information is not disclosed in a manner which violates such laws and that all such personal information is handled in accordance with applicable laws.

6.Insider Information, Trading and Tipping

Securities laws prohibit the buying or selling of any securities, including Company securities, as well as the securities of customers, contractors, suppliers and all other companies, by anyone who possesses material non-public information relating to the issuer of the securities.

Covered Persons will not buy or sell securities of the Company, of its contractors or suppliers or of any other company for which they have been provided material non-public information in the course of performing their duties.

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Securities laws also prohibit tipping or the disclosure of material non-public information to anyone other than as strictly necessary for the conduct of business.  Covered Persons will not engage in tipping.  See the Insider Trading Policy for more detail.

7.Records, Reporting and Disclosure

The Company’s books, records, and accounts must conform to high professional standards of accuracy and consistency and must, in reasonable detail, reflect the Company’s transactions accurately, objectively and reliably.  All financial transactions will be accurately recorded and made available for inspection by the Company’s internal and external auditors.

Covered Persons must record the Company’s transactions accurately, objectively and reliably and will make those records available for inspection by the Company’s internal and external auditors in a timely and complete fashion.  Covered Persons must report any suspected or actual reporting or accounting activities which misrepresent the Company’s transactions to the perpetrators supervisor.

The Company must comply with regulatory requirements respecting the complete, accurate and balanced disclosure of non-public material information in a timely manner.  Covered Persons will disclose non-public material information respecting the Company as required by regulatory requirements and must seek to disclose such information in a balanced and objective way so as to provide an accurate picture of the Company’s achievements and prospects.

8.Fair Dealing

The Company seeks to achieve its mission fairly and honestly.  Covered Persons will not engage in unethical or illegal business practices, including, but not limited to, stealing proprietary information, possessing trade secret information obtained without the owner’s consent or inducing the disclosures of proprietary information or trade secrets by past or present employees of other companies.  Covered Persons must endeavor to deal impartially, objectively and fairly with the Company’s customers, suppliers, competitors and employees.

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SCHEDULE “B”

Compliance Acknowledgement Form

This is to acknowledge that as a Covered Person of Electra Battery Materials Corporation I have received, reviewed, understand and will adhere to the Code of Business Conduct and Ethics and all corporate policies.

In particular, I acknowledge the following:

●	I will adhere to the standards of business ethics set out in the Code.
●	I will comply with both the letter and the spirit of all applicable domestic and foreign law.
●	I will avoid material conflicts of interest and fully disclose perceived conflicts of interest promptly.
●	I will protect the organization’s assets and use them only for legitimate business purposes.
●	I will keep confidential and proprietary information of the organization, or that of any other entity, confidential.
●	I understand it is my responsibility to report any suspected or actual violation of the Company’s corporate policies including the Code.
●	I will not, directly or indirectly be a party to offering or paying bribes to any government official in order to obtain or retain business or receive more favourable treatment.
●	I will consult with my supervisor as necessary to clarify the application of the standards set out in the Code in light of changing circumstances or if I am uncertain as to their application.
●	I understand that failure to comply with the Code and corporate policies may result in discipline and or termination.

Name:	Supervisor’s Name:

Signature:	Date:

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